Exhibit 99.1

HERSHA HOSPITALITY TRUST
510 Walnut Street, 9th Floor Philadelphia, PA 19016 Phone: 215-238-1046 Fax: 215-238-0157 www.hersha.com

For Immediate Release
Contact:	Ashish Parikh, CFO
Ph: (215) 238-1046

HERSHA HOSPITALITY ANNOUNCES
STRONG FOURTH QUARTER AND FULL YEAR 2006 EARNINGS

Year-over-Year Fourth Quarter 2006 and Other Highlights

—	Recurring fourth quarter and full year ended December 31, 2006 Adjusted Funds From Operations (AFFO) were $0.20 and $1.00, respectively, excluding $0.03 per share of non-recurring items
—	Reported AFFO increased 143% and 45% to $0.17 and $0.97 per diluted share, for the fourth quarter and full year ended December 31, 2006
—	Acquired interests in 24 hotels in 2006 at an average capitalization rate of approximately 8.5%
—	Consolidated RevPAR improved 18.3%
—	Consolidated Adjusted EBITDA increased 122%
—	Consolidated Adjusted EBITDA margin expanded 460 basis points
—	Company provides initial 2007 guidance: total portfolio RevPAR growth of 12% to 14%, AFFO of $1.14 to $1.18 per diluted share

PHILADELPHIA, PA--(Business Wire)—February 28, 2007-- Hersha Hospitality Trust (AMEX: HT) owner of nationally franchised premium full service and limited service hotels, today announced earnings for the fourth quarter and full year ended December 31, 2006.

Financial Highlights for the Fourth Quarter 2006

Net loss applicable to common shareholders for the fourth quarter 2006 was ($1.4) million, or ($0.04) per common share as compared to a net loss of ($3.1) million, or ($0.15) per common share in fourth quarter 2005. The decrease in net loss on a year-over-year basis is primarily due to better performance of the Company’s same-store portfolio and strong performance from newly acquired, quality hotels in markets where the Company is able to drive average daily rate (ADR). Adjusted funds from operations (AFFO) for the fourth quarter 2006 increased to $0.17 per diluted common share and unit from $0.07 in the same quarter of 2005. In December 2006, the Company issued 8.28 million common shares which was approximately $0.02 dilutive to earnings for the quarter. The Company utilized these proceeds to purchase a portfolio of seven Summerfield Suites in the last week of December 2006. Although the Company incurred all of the costs of the acquisition in December, it was unable to realize any returns from the purchased assets due to the timing of the acquisition. The Company also wrote-off certain costs related to acquisitions that it has decided to forego and recorded them in the fourth quarter, resulting in an additional $0.01 of dilution to earnings for the quarter.

For the three-month period ended December 31, 2006, consolidated total hotel operating revenues increased 91.7% to $39.3 million from $20.5 million in the fourth quarter 2005 driven primarily by hotel acquisitions and growth in room revenues. RevPAR for the Company’s consolidated hotels (52 hotels) increased 18.3% on a year-over-year basis to $79.98 driven by a 12.8% increase in ADR to $116.70 and a 4.9% improvement in occupancy to 68.53% for the quarter. Though the Company ended the quarter with 52 consolidated hotels, due to the timing of the Company’s purchase of seven Hyatt Summerfield Suites assets, which closed on December 28, 2006 and the sale of the Company’s four metro-Atlanta hotels, which occurred throughout the fourth quarter 2006, only 45 hotels contributed to the Company’s consolidated operational results for the quarter.

Gross operating profit (GOP) margins for the Company’s consolidated hotels increased approximately 300 basis points to 41.8% from 38.8%, as compared to the year ago quarter. GOP margins improved as a result of stronger top-line performance, more-rate based growth and the continued ramp-up of the Company’s relatively young portfolio. Adjusted EBITDA for consolidated hotels increased 122% to $12.9 million for the fourth quarter 2006. Adjusted EBITDA margins for the quarter increased 460 basis points to 32.8% for the Company’s consolidated hotels portfolio.

On a same-store basis for our consolidated hotels (27 hotels of 66 hotels), RevPAR for the fourth quarter 2006 increased 9.8% on a year-over-year basis to $82.86 driven by a 8.4% increase in ADR to $120.86 and a 1.2% improvement in occupancy to 68.56%. Same-store Adjusted EBITDA for the fourth quarter 2006 increased 14.9% to $7.7 million. The Company’s same-store Adjusted EBITDA margin increased 185 basis points to 33.7% for the fourth quarter 2006, as compared to the fourth quarter 2005.

Mr. Jay H. Shah, Chief Executive Officer, commented, “We are pleased to report such strong hotel operating metrics for the fourth quarter and the full year 2006. The 45% growth in AFFO per diluted share was primarily driven by our targeted portfolio assembly program and the continued ramp up of our young portfolio. We have executed on our strategy of increasing our presence in high barrier to entry metro markets with a specific focus on New York City, adding newer hotels to our portfolio and increasing our already strong concentration of extended-stay hotel properties. In 2007, we expect approximately 25% of our Adjusted EBITDA to be derived from properties less than three years old and 38% of our Adjusted EBITDA, including income received from development loans, to be derived from hotels located in the metro-New York City market, which we believe positions us well to leverage the favorable market fundamentals.”

Other Fourth Quarter 2006 Highlights

❖	In December, the Company raised $92.7 million in gross proceeds from the sale of 8.28 million common shares, including the underwriter’s overallotment.

❖	In December, Hersha closed the purchase of seven Hyatt Summerfield Suites assets for $169.0 million.

❖	During the quarter, the Company sold its four metro-Atlanta hotels for a total of $18.1 in gross proceeds.

The Company’s seven hotels acquired during the fourth quarter 2006 and year-to-date total of 24 are detailed in the supplemental schedule at the end of this release and posted to the news release section of the Company’s web site.

Financial Highlights for the Full Year Ended December 31, 2006

Net income applicable to common shareholders for 2006 was $0.3 million or $0.01 per common share as compared to net income of $1.4 million, or $0.07 per common share in 2005. AFFO increased $0.30 per share or approximately 45% for 2006 compared to $0.67 per share in 2005.

For the full year ended December 31, 2006, consolidated hotel operating revenues increased 89.1% to $142.2 million from $75.2 million in the fourth quarter 2005 driven primarily by hotel acquisitions in high rated markets and growth in same store room revenues. RevPAR for the Company’s consolidated hotels (52 hotels) increased 13.8% on a year-over-year basis to $82.45 driven by a 9.7% increase in ADR to $112.92 and a 3.7% improvement in occupancy to 73.01%.

Gross operating profit margins increased approximately 200 basis points to 44.2% for the full year ended December 31, 2006 from 42.2% for the full year ended December 31, 2005. Total EBITDA for consolidated hotels increased 106.9% to $50.9 million for the full year ended December 31, 2006. EBITDA margins for the full year increased 311 basis points to 35.8% for the Company’s consolidated hotels.

On a same-store basis for our consolidated hotels (19 of 66 hotels), RevPAR for the full year ended December 31, 2006 increased 7.5% on a year-over-year basis to $81.75 driven by a 5.6% increase in ADR to $110.86 and a 1.9% improvement in occupancy to 73.74%. Same-store EBITDA for the full year ended December 31, 2006 increased 10.7% to $20.7 million due to the increase in revenue. Same-store EBITDA margins increased 95 basis points to 33.7% for the full year ended December 31, 2006.

Balance Sheet

Hersha’s balance sheet has significantly improved since 2003 due to strong growth in operations, refinancing efforts and equity issuances used to assemble the Company’s portfolio. As a result, Hersha is well positioned for future growth and is projected to improve its dividend coverage. At December 31, 2006, Hersha Hospitality Trust had approximately $580 million of total debt outstanding, which included approximately $51.5 million of Trust Preferred Securities. Fixed rate debt, including variable rate debt fixed by an interest rate swap, amounted to approximately 95.5% of total debt. The weighted average interest rate on all this fixed rate debt was approximately 6.23% during the fourth quarter, as compared to 6.47% for the third quarter 2006. The weighted average life to maturity of the Company’s debt was 9.7 years.

The Company ended the fourth quarter 2006 with $66 million in development loans and land leases outstanding to seven hotel development projects.

Mr. Shah continued, “We continue to source attractive, off market acquisitions by way of our development loan program. Currently our development loans are being used exclusively to finance New York City Hotel projects. The program continues to offer attractive income to the Company during the financing term and an ability to purchase hotels in Manhattan similar to our recent acquisition of the Hampton Inn Seaport and the Holiday Inn Express-29th Street by executing on our “First Right of Offer” on these transactions.”

Dividend

For the fourth quarter 2006, Hersha Hospitality Trust declared cash common share and limited partnership unit dividends of $0.18 per common share and unit. The Company’s common dividend represents the 31st consecutive quarterly dividend at this amount since the Company’s 1999 initial public offering and represents a yield of approximately 6.5% based upon the closing price of Hersha Hospitality Trust stock on February 27, 2007. Hersha’s annualized dividend of $0.72 per common share is 74% of the Company’s AFFO for the trailing twelve months. The Board of Trustees also declared a cash dividend of $0.50 per Series A Preferred Share.

Subsequent Events

❖
In January, the Company completed the purchase of three hotels, the 100-room Residence Inn Langhorne in metro Philadelphia, PA, the 80-room Holiday Inn Express - Chester, NY and the 78-room Residence Inn - Carlisle, PA for a total of $34.6 million.

❖
In February, Hersha completed the purchase of the 65-room Hampton Inn Seaport in New York City for $27.6 million and a 50% interest in the 228-room Holiday Inn Express - Chelsea New York City for $85.5 million.

Initial Outlook for 2007

Assuming a continued strong U.S. economy and limited supply growth in its markets, the Company anticipates that its current portfolio, will contribute to another year of strong growth in AFFO in 2007. The Company is providing financial performance guidance for the full year ended December 31, 2007:

—	Net income available to common shareholders: $14.0 million to $16.0 million, or $0.31 to $0.34 per weighted average diluted share outstanding.
—	Adjusted EBITDA of $110.0 million to $113.0 million
—	AFFO of $1.14 to $1.18 per diluted share

The Company’s expectations for net income available to common shareholders, net income available to common shareholders per weighted average diluted share outstanding, Adjusted EBITDA and AFFO per diluted share for the full year ended December 31, 2007 is based upon the Company achieving consolidated portfolio RevPAR growth of 12% to 14%, as compared to the full year 2006, across the Company’s consolidated portfolio. Same-store consolidated RevPAR growth is expected to be 6.5% to 8.5%.

Mr. Shah concluded, “Our anticipated RevPAR growth for 2007 is a result of our urban, upscale and extended-stay strategy and the position we have created in attractive metro markets with high quality upscale and extend-stay hotels. With the majority of our portfolio assembly behind us, we look forward to driving internal-oriented growth in the portfolio for continued strong results in the years to come.”

Fourth Quarter 2006 Earnings Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2006 financial results, tomorrow, March 1, 2007 at 10:00 AM Eastern time. Hosting the call will be Mr. Jay H. Shah, Chief Executive Officer, and Mr. Ashish Parikh, Chief Financial Officer.

The conference call can be accessed by dialing (800) 289-0533 or for international participants (913) 981-5525. A replay of the call will be available from 1:00 PM Eastern time on March 1, 2007, through Midnight on March 8, 2006. The replay can be accessed by dialing (888) 203-1112 or for international participants (719) 457-0820 and entering passcode 7745725.

About Hersha Hospitality

Hersha Hospitality Trust is a self-advised real estate investment trust, which owns interests in 71 hotels, primarily along the Northeast Corridor from Boston to Washington DC. The Company also owns hotels in Northern California and Scottsdale, Arizona. Hersha focuses on high quality upscale hotels in high barrier to entry markets. More information on the Company and its portfolio of hotels is available on Hersha’s web site at http://www.hersha.com.

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. For a description of these factors, please review the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities Exchange Commission (SEC).

HERSHA HOSPITALITY TRUST
Balance Sheet
(in thousands, except shares and per share data)

	December 31, 2006	December 31, 2005
Assets:
Investment in Hotel Properties, net of Accumulated Depreciation	$807,784	$317,980
Investment in Joint Ventures	50,234	55,981
Development Loan Receivables	47,016	32,450
Cash and Cash Equivalents	10,316	8,780
Escrow Deposits	14,927	7,329
Hotel Accounts Receivable, net	4,608	2,211
Deferred Costs, net of Accumulated Amortization of $1,699 and $1,437	7,525	4,131
Due from Related Parties	4,530	2,799
Intangible Assets, net of Accumulated Amortization of $618 and $478	5,594	4,681
Other Assets	15,172	15,606
Hotel Assets Held for Sale	-	3,407

Total Assets	$967,706	$455,355

Liabilities and Shareholders’ Equity:
Line of Credit	$24,000	$-
Mortgages and Notes Payable, net of unamortized discount of $1,312 and $0	556,542	256,146
Accounts Payable, Accrued Expenses and Other Liabilities	14,638	7,099
Dividends and Distributions Payable	8,985	5,151
Due to Related Parties	2,897	4,655
Liabilities Related to Hotel Assets Held for Sale	-	375

Total Liabilities	$607,062	273,426

Minority Interests:
Common Units	$25,933	$15,147
Interest in Consolidated Joint Ventures	3,092	2,079

Total Minority Interests	29,025	17,226

Shareholders' Equity:
Preferred Shares - 8% Series A, $.01 Par Value, 10,000,000 Shares Authorized, 2,400,000 Shares Issued and Outstanding at December 31, 2006 and December 31, 2005 (Aggregate Liquidation Preference $60,000 at December 30, 2006 and December 31, 2005, Respectively)	24	24
Common Shares - Class A, $.01 Par Value, 50,000,000 Shares Authorized, 40,671,950 and 20,302,752 Shares Issued and Outstanding at December 31, 2006 and December 31, 2005, Respectively	407	203
Common Shares - Class B, $.01 Par Value, 50,000,000 Shares Authorized, None Issued and Outstanding	-	-
Accumulated Other Comprehensive Income	233	327
Additional Paid-in Capital	381,590	193,228
Distributions in Excess of Net Income	(50,635)	(29,079)

Total Shareholders' Equity	331,619	164,703

Total Liabilities and Shareholders’ Equity	$967,706	$455,355

HERSHA HOSPITALITY TRUST
Summary Results
(in thousands, except shares and per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Revenue:
Hotel Operating Revenues	$39,289	$20,489	$142,180	$75,203
Interest Income from Development Loans	925	866	2,487	3,940
Land Lease Revenue	1,560	-	1,968	-
Hotel Lease Revenue	254	-	391	-
Other Revenue	181	220	759	529
Total Revenues	42,209	21,575	147,785	79,672

Expenses:
Hotel Operating Expenses	23,497	13,095	83,474	46,082
Hotel Ground Rent	204	108	804	433
Real Estate and Personal Property Taxes and Property Insurance	2,051	1,303	6,670	4,067
Land Lease Expense	1,086	-	1,086	-
General and Administrative	1,912	1,763	6,238	4,972
Depreciation and Amortization	6,350	2,943	20,011	9,548
Total Operating Expenses	35,100	19,212	118,283	65,102

Operating Income	7,109	2,363	29,502	14,570

Interest Income	259	345	1,182	602
Interest Expense	8,026	4,594	26,532	13,137
Loss on Debt Extinguishment	322	-	1,485	-
(Loss) Income before income (loss) from Unconsolidated Joint Venture Investments, Minority Interests and Discontinued Operations	(980)	(1,886)	2,667	2,035

Income (loss) from Unconsolidated Joint Venture Investments	367	(393)	1,799	457

(Loss) Income before Minority Interests and Discontinued Operations	(613)	(2,279)	4,466	2,492

Distributions to Preferred Unitholders	-	-	-	-
Income (Loss) allocated to Minority Interest in Continuing Operations	8	(488)	551	38
(Loss) Income from Continuing Operations	(621)	(1,791)	3,915	2,454

Discontinued Operations (Note 12):
Gain on Disposition of Hotel Properties	257	-	693	1,161
Income (Loss) from Discontinued Operations	190	(147)	490	(318)
Income (Loss) from Discontinued Operations	447	(147)	1,183	843

Net (Loss) Income	(174)	(1,938)	5,098	3,297
Preferred Distributions	1,200	1,200	4,800	1,920

Net (Loss) Income applicable to Common Shareholders	$(1,374)	$(3,138)	$298	$1,377

Basic earnings per share
(Loss) income from continuing operations applicable to common shareholders	$(0.05)	$(0.14)	$(0.03)	$0.03
Discontinued Operations	0.01	(0.01)	0.04	0.04

Net (Loss) Income applicable to common shareholders	$(0.04)	$(0.15)	$0.01	$0.07

Diluted earnings per share
(Loss) income from continuing operations applicable to common shareholders	$(0.05)	$(0.14)	$(0.03)	$0.03
Discontinued Operations	0.01	(0.01)	0.04	0.04

FFO and GAAP Reconciliation

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We calculate FFO applicable to common shares and Partnership units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that minority interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales, minority interest and preferred dividends. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.

Hersha also presents Adjusted Funds from Operations (AFFO), which reflects FFO in accordance with the NAREIT definition further adjusted by:

—	adding back depreciation related to discontinued operations;
—	adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties;
—	adding back amortization of deferred financing costs;
—	adding back non-cash stock expense;
—	adding back our non-cumulative preferred return on consolidated joint ventures; and
—	making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.

FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of Hersha’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and AFFO to be meaningful, additional measures of our operating performance because they exclude the effects of the assumption that the value of real estate assets diminishes predictably over time, and because they are widely used by industry analysts as a performance measures. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors. We present FFO and AFFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares. We believe it is meaningful for the investor to understand FFO applicable to all common shares and Partnership units.

The following table reconciles FFO and AFFO for the periods presented to the most directly comparable GAAP measure, net income, for the same periods:

HERSHA HOSPITALITY TRUST
Adjusted Funds from Operations (AFFO)
(in thousands, except shares and per share data)

	Three Months Ending		Twelve Months Ending
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Net (loss) income applicable to common shares	$(1,374)	$(3,138)	$298	$1,377
Income (loss) allocated to minority interest	8	(488)	551	38
Income (loss) of discontinued operations allocated to minority interest	22	(21)	64	(45)
(Income) loss from unconsolidated joint ventures	(367)	393	(1,799)	(457)
Gain on sale of assets	(257)	-	(693)	(1,161)
Depreciation and amortization	6,350	2,943	20,011	9,548
Depreciation and amortization from discontinued operations	-	284	259	1,206
FFO related to the minority interests in consolidated joint ventures	(390)	(46)	(714)	(199)
Funds from consolidated hotel operations applicable to common shares and Partnership units	3,992	(73)	17,977	10,307

Income (Loss) from Unconsolidated Joint Ventures	367	(393)	1,799	457
Add:
Depreciation and amortization of purchase price in excess of historical cost	448	494	1,817	653
Interest in depreciation and amortization of unconsolidated joint venture	343	1,195	4,325	3,028
Funds from unconsolidated joint ventures operations applicable to common shares and Partnership units	1,158	1,296	7,941	4,138

Funds from Operations applicable to common shares and Partnership units	5,150	1,223	25,918	14,445

Add:
Amortization of deferred financing costs	329	209	953	592
Deferred financing costs written off in debt extinguisment	322	-	1,485	-
Interest in deferred financing costs written off in unconsolidated joint venture debt extinguisment	-	-	207	-
Amortization of discount on assumed debt	23	-	38	-
Non cash stock expense	95	43	293	99
Preferred interest in minority interests in consolidated joint ventures	390	46	714	199
Straight-line Amortization of ground lease expense	65	58	262	232

Adjusted Funds from Operations	$6,374	$1,579	$29,870	$15,567

AFFO per Fully Diluted Weighted Average Common Shares and Units Outstanding	$0.17	$0.07	$0.97	$0.67

Diluted Weighted Average Common Shares and Units Outstanding	38,093,942	23,207,939	30,785,693	23,177,239

HERSHA HOSPITALITY TRUST
Adjusted Funds from Operations (FFO) - 2007 FORECAST RECONCILIATION
(in thousands, except shares and per share data)

	Low	High
	Twelve Months Ending
	12/31/2007	12/31/2007

Net Income applicable to common shares	$14,000	$15,575
Less:
(Income) from Unconsolidated Joint Ventures	(1,800)	(1,950)
FFO related to the minority interests in consolidated joint ventures	(750)	(1,250)
Add:
Depreciation and amortization	28,410	28,410
Funds from Consolidated Hotel Operations	39,860	40,785

Income from Unconsolidated Joint Ventures	1,800	1,950
Add:
Depreciation and amortization	5,631	5,631
Funds from Unconsolidated Joint Ventures Operations	7,431	7,581

Funds from Operations	47,291	48,366

Add:
Income allocated to minority interest in our operating partnership	2,400	3,000
Amortization of deferred financing costs	1,800	1,800
Amortization of ground lease expense	260	260

Adjusted Funds from Operations	$51,751	$53,426

Diluted Weighted Average Common Shares and Units Outstanding	45,275,000	45,275,000
Adjusted FFO per Diluted Weighted Average Common Shares and Units Outstanding	$1.14	$1.18

EBITDA and GAAP Reconciliation

Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission rules. Our interpretation of Adjusted EBITDA is that Adjusted EBITDA derived from our investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. Our Adjusted EBITDA computation may not be comparable to EBITDA reported by other companies that interpret the definition of EBITDA differently than we do. Management believes EBITDA to be a meaningful measure of a REIT's performance and that it should be considered along with, but not as an alternative to, net income, cash flow, FFO and AFFO, as a measure of the company's operating performance.

HERSHA HOSPITALITY TRUST
Adjusted EBITDA
(in thousands, except shares and per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Net Income applicable to common shares	$(1,374)	$(3,138)	$298	$1,377
Less:
Income from Unconsolidated Joint Ventures	(367)	393	(1,799)	(457)
Interest income	(259)	(345)	(1,182)	(602)
Add:
Income allocated to minority interest for continuing operations	8	(488)	551	38
Income (Loss) allocated to minority interest for discontinued operations and gain on disposition of hotel properties	113	(21)	155	(45)
Interest expense from continuing operations	8,026	4,594	26,532	13,137
Interest expense from discontinued operations	119	242	806	1,267
Deferred financing costs written off in debt extinguisment	322	-	1,485	-
Distributions to Series A Preferred Shareholders	1,200	1,200	4,800	1,920
Depreciation and amortization from continuing operations	6,350	2,943	20,011	9,548
Depreciation from discontinued operations	-	284	259	1,206
Amortization of ground lease expense	65	58	262	232

Adjusted EBITDA from consolidated hotel operations	14,203	5,722	52,178	27,621

Income (Loss) from Unconsolidated Joint Ventures	367	(393)	1,799	457
Add:
Depreciation and amortization of purchase price in excess of historical cost	448	494	1,817	653
Adjustment for interest in interest expense, depreciation and amortization of unconsolidated joint venture	2,867	3,146	15,873	6,696
Deferred financing costs written off in debt extinguisment	-	-	207	-

Adjusted EBITDA from unconsolidated joint venture operations	3,682	3,247	19,696	7,806

Adjusted EBITDA	$17,885	$8,969	$71,874	$35,427

HERSHA HOSPITALITY TRUST
Adjusted EBITDA - 2007 FORECAST RECONCILIATION
(in thousands, except shares and per share data)

	Twelve Months Ended
	December 31, 2007	December 31, 2007

Net Income applicable to common shares	$14,000	$15,575
Less:
Income from Unconsolidated Joint Ventures	(1,800)	(1,950)
Interest income	(50)	(50)
Add:
Income allocated to minority interest in common units	2,400	3,000
Interest expense	43,500	43,500
Distributions to Series A Preferred Shareholders	4,800	4,800
Depreciation and amortization from continuing operations	28,410	28,410
Amortization of deferred financing costs	1,800	1,800
Amortization of ground lease expense	260	260

Adjusted EBITDA from consolidated hotel operations	93,320	95,345

Income (Loss) from Unconsolidated Joint Ventures	1,800	1,950
Add:
Interest expense	9,500	9,500
Depreciation and amortization of purchase price in excess of historical cost	1,800	1,800
Interest in depreciation and amortization of unconsolidated joint venture	3,831	3,831

Adjusted EBITDA from unconsolidated joint venture operations	16,931	17,081

Adjusted EBITDA	$110,251	$112,426

Supplemental Schedules

The company has included supplemental schedules as an addendum to this press release in order to provide additional disclosure and financial information for the benefit of the company's stakeholders.